EXHIBIT 23.1
Ernst & Young Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated April 2, 2007, with respect to the consolidated financial statements of ABN AMRO Holding N.V., ABN AMRO Holding N.V.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ABN AMRO Holding N.V included in its Annual Report on Form 20-F in the Registration Statement (Form S-8 No. 333-00000) pertaining to the ABN AMRO Combined Performance Share and Restricted Share Plan dated April 11, 2006 and ABN AMRO Share Investment and Matching Plan dated April 11, 2006, filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands
August 28, 2007

/s/ Ernst & Young Accountants
Ernst & Young Accountants